EXHIBIT 16.2

October 24, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Perkins Oil & Gas, Inc. to be filed with the Securities and Exchange Commission on or about October 24, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas